Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2017 OPERATING RESULTS

▪	Pretax income of $8.2 million
▪	Net loss of $10.0 million, or ($0.46) per diluted share, including non-cash income tax charge of $15.1 million related to the Tax Cuts and Jobs Act; net income of $5.1 million or $0.20 per diluted share excluding non-cash income tax charge of $15.1 million
▪	New contract purchases of $191 million

LAS VEGAS, NV, February 14, 2018 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced a loss of $10.0 million, or $0.46 per diluted share, for its fourth quarter ended December 31, 2017. The loss includes a non-cash income tax charge of $15.1 million representing the write down of the Company’s deferred tax asset to reflect the lowered tax rates enacted by the December 2017 tax act. Without the charge, net income would have been $5.1 million, or $0.20 per diluted share. These may be compared to net income of $7.5 million, or $0.26 per diluted share, in the fourth quarter of 2016.

Revenues for the fourth quarter of 2017 were $107.2 million, a decrease of $958,000, or (0.9%), compared to $108.2 million for the fourth quarter of 2016. Total operating expenses for the fourth quarter of 2017 were $99.0 million, an increase of $3.5 million, or 3.6%, compared to $95.5 million for the 2016 period. Pretax income for the fourth quarter of 2017 was $8.2 million compared to pretax income of $12.7 million in the fourth quarter of 2016, a decrease of 35.0%.

For the year ended December 31, 2017 total revenues were $434.4 million compared to $422.3 million for the year ended December 31, 2016, an increase of approximately $12.1 million, or 2.9%. Total operating expenses for the year ended December 31, 2017 were $402.3 million, an increase of $29.7 million, or 8.0%, compared to $372.6 million for the year ended December 31, 2016. Pretax income for the year ended December 31, 2017 was $32.1 million, compared to $49.7 million for the year ended December 31, 2016. Net income for the year ended December 31, 2017 was $3.8 million compared to $29.3 million for the year ended December 31, 2016. The full-year 2017 results include a non-cash income tax charge of $15.1 million representing the write down of the Company’s deferred tax asset to reflect the lowered tax rates enacted by the December 2017 tax act. Without the charge, net income would have been $18.9 million, or $0.69 per share.

During the fourth quarter of 2017, CPS purchased $190.8 million of new contracts compared to $204.7 million during the third quarter of 2017 and $215.3 million during the fourth quarter of 2016. The Company's receivables totaled $2.334 billion as of December 31, 2017, a decrease from $2.346 billion as of September 30, 2017 and an increase from $2.308 billion as of December 31, 2016.

Annualized net charge-offs for the fourth quarter of 2017 were 7.24% of the average portfolio as compared to 6.97% for the fourth quarter of 2016. Delinquencies greater than 30 days (including repossession inventory) were 11.26% of the total portfolio as of December 31, 2017, as compared to 10.96% as of December 31, 2016.

The Company also announced that it had adopted the fair value method of accounting for finance receivables that it acquired after 2017.

"We are pleased to have wrapped up 2017 and to have reported net income of $3.8 million for the full year despite the non-cash tax charge of $15.1 million. In 2018 and thereafter, the lower Federal tax rate will have a significant positive effect on our liquidity and net income," said Charles E. Bradley, Jr., Chairman and Chief Executive Officer. “We posted our 25th consecutive quarter of positive pre-tax earnings and achieved our highest year-end managed portfolio balance in the history of the Company. In other good news, we were advised by attorneys for the U.S. Department of Justice that we have satisfied their informational inquiries of us, and that no enforcement action is recommended at this time.”

Conference Call

CPS announced that it will hold a conference call on Thursday, February 15, 2018, at 1:00 p.m. ET to discuss its quarterly operating results. Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time. The conference identification number is 9392607.

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A replay of the conference call will be available between February 15, 2018 and February 22, 2018, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 9392607. A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded revenue, expense and provision for credit losses, because these items are dependent on the Company’s estimates of incurred losses. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to the provision for credit losses may affect future performance.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844 878-2777

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues:
Interest income	$105,100	$105,248	$424,174	$408,996
Other income	2,125	2,935	10,209	13,286
	107,225	108,183	434,383	422,282
Expenses:
Employee costs	19,160	18,039	72,967	65,549
General and administrative	6,482	6,624	26,578	24,840
Interest	23,704	21,499	92,345	79,941
Provision for credit losses	43,660	43,630	186,713	178,511
Other expenses	6,002	5,740	23,709	23,780
	99,008	95,532	402,312	372,621
Income before income taxes	8,217	12,651	32,071	49,661
Income tax expense	18,168	5,186	28,306	20,361
Net income (loss)	$(9,951)	$7,465	$3,765	$29,300

Earnings (loss) per share:
Basic	$(0.46)	$0.31	$0.17	$1.20
Diluted	$(0.46)	$0.26	$0.14	$1.01

Number of shares used in computing earnings (loss) per share
Basic	21,702	23,709	22,687	24,356
Diluted	21,702	28,386	27,214	29,035

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2017	2016
Assets:
Cash and cash equivalents	$12,731	$13,936
Restricted cash and equivalents	111,965	112,754
Total cash and cash equivalents	124,696	126,690

Finance receivables	2,304,984	2,267,943
Allowance for finance credit losses	(109,187)	(95,578)
Finance receivables, net	2,195,797	2,172,365

Deferred tax assets, net	32,446	42,845
Other assets	71,902	68,502
	$2,424,841	$2,410,402

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$28,715	$24,977
Warehouse lines of credit	112,408	103,358
Securitization trust debt	2,083,215	2,080,900
Subordinated renewable notes	16,566	14,949
	2,240,904	2,224,184

Shareholders' equity	183,937	186,218
	$2,424,841	$2,410,402

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Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Twelve months ended
	December 31,		December 31,
	2017	2016	2017	2016

Contracts purchased	$190.78	$215.29	$859.07	$1,088.79
Contracts securitized	200.00	210.00	870.00	1,215.00

Total portfolio balance	$2,333.53	$2,308.07	$2,333.53	$2,308.07
Average portfolio balance	2,339.06	2,307.51	2,334.01	2,226.07

Allowance for finance credit losses as % of fin. receivables	4.74%	4.21%

Aggregate allowance as % of fin. receivables (1)	5.70%	5.39%

Delinquencies
31+ Days	9.81%	9.22%
Repossession Inventory	1.44%	1.74%
Total Delinquencies and Repo. Inventory	11.25%	10.96%

Annualized net charge-offs as % of average portfolio	7.24%	6.97%	7.68%	7.03%

Recovery rates (2)	34.7%	34.8%	35.1%	37.5%

	For the				For the
	Three months ended				Twelve months ended
	December 31,				December 31,
	2017		2016		2017		2016
	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)
Interest income	$105.10	18.0%	$105.25	18.2%	$424.17	18.2%	$409.00	18.4%
Servicing fees and other income	2.13	0.4%	2.94	0.5%	10.21	0.4%	13.29	0.6%
Interest expense	(23.70)	-4.1%	(21.50)	-3.7%	(92.35)	-4.0%	(79.94)	-3.6%
Net interest margin	83.52	14.3%	86.68	15.0%	342.04	14.7%	342.34	15.4%
Provision for credit losses	(43.66)	-7.5%	(43.63)	-7.6%	(186.71)	-8.0%	(178.51)	-8.0%
Risk adjusted margin	39.86	6.8%	43.05	7.5%	155.33	6.7%	163.83	7.4%
Core operating expenses	(31.64)	-5.4%	(30.40)	-5.3%	(123.25)	-5.3%	(114.17)	-5.1%
Pre-tax income	$8.22	1.4%	$12.65	2.2%	$32.07	1.4%	$49.66	2.2%

(1)  Includes allowance for finance credit losses and allowance for repossession inventory.

(2)  Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.

(3)  Numbers may not add due to rounding.

(4)  Annualized percentage of the average portfolio balance.  Percentages may not add due to rounding.

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